DELIVERED BY HAND


August 23, 1996

Toucan Gold Corporation
Toucan Mining Limited
Birkett House, 4th Floor
27 Albemarle Street
London W1Z 4LQ
England


Gentlemen:

Re:      Joint Venture
         Brazilian Assets - Cuiaba Basin




This letter outlines the essential terms of a proposed agreement to be reached among Toucan Gold Corporation ("Toucan Gold"), Toucan Mining Limited ("Toucan Mining") (collectively, "Toucan") and the undersigned, HRC Development Corporation ("HRC") and Eldorado Gold Corporation ("Eldorado") (collectively "HRC-Eldorado") in respect of certain properties held by Mineradora de Bauxita Ltda. ("Mineradora") in the Cuiaba Basin in the State of Mato Grosso, Brazil.

HRC-Eldorado understands that Mineradora is a wholly-owned subsidiary of Toucan Mining and that Toucan Mining is controlled by Toucan Gold.

Subject to the completion of Definitive Documents (as hereinafter provided for and defined) and any changes required under Brazilian law to accomplish their intentions as herein set forth, the Parties will agree as follows:

1.      Property:   Will be defined as those priority mining claims granted to
                    Mineradora by the Brazilian government out of 171 exploration claims submitted, with such granted claims having an area of roughly 4,766 square miles of mining claims in the Cuiaba Basin in the State of Mato Grosso, Brazil and to which Mineradora has priority (as more




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                                 particularly described in Schedule "A", hereto,
                                 the "Property"). For greater certainty, the claims area in which the Property is located is geographically and geologically known as the "Baixada Cuiabana".

2.       HRC-Eldorado Earn-in
         Requirements
                    Subject to force majeure, HRC-Eldorado shall incur Cdn. $5 million (the "Committed Amount") in exploration expenditures ("Exploration Expenditures") on the Property within two years (the "Option Period") of the date on which this letter is replaced by Definitive Documents. In preparing the Definitive Documents, Toucan understands that Exploration Expenditures will be defined as direct expenditures on the Property without including corporate or group overheads and that the following will be included, among others specified in the Definitive Documents:

         a. satellite imagery and aerial photography of the whole of the 4,766 square miles to provide an environmental baseline (for example to show what damage has already been done by local miners) and to provide evidence for the preparation of topographic maps which would define boundaries of the Property, roads and other physical features thereon;

         b. the preparation of topographical maps of the whole 4,766 square miles of the Property at a scale no less detailed than 1:50,000;

         c. the completion of aeromagnetic surveys over the whole 4,766 square miles of the Property;

         d.                      the completion of geochemical work on areas of
                     the Property selected by HRC-Eldorado in its sole discretion (but after consultation with Toucan); and

         e. the basic drilling of areas of the Property selected by HRC-Eldorado in its sole discretion (but after consultation with Toucan) that appear to have good potential for the identification of areas for development drilling at a later stage.

                                 Toucan understands that HRC-Eldorado is prepared to attach an outline of the intended schedule and amounts of Exploration Expenditures broken down as indicated in clauses (a) through (e) above to the joint venture agreement (the "Work Program").





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                                 Toucan further  understands  that  HRC-Eldorado
                                 will deliver to Toucan with each monthly report that is delivered on the 15th day of the month (pursuant to paragraph 4) following the end of each quarterly period of the Option Period: (i)
                                 an   officer's   certificate   specifying   the
                                 Exploration   Expenditures   incurred   on   an
                                 aggregate basis for each of the preceding quarters; and (ii) one copy of all information and data generated during such quarterly period not previously delivered to Toucan.

                                 Toucan also understands that, if the officer's certificate delivered in respect of the final quarter of the first year of the Option Period does not indicate that at least Cdn. $2,000,000 in Exploration Expenditures has been expended during the first year of the Option Period, Toucan shall be entitled by notice in writing delivered to HRC-Eldorado within 15 days after the receipt of any such officer's certificate to terminate the joint venture agreement and all other agreements represented by the Definitive Documents without HRC-Eldorado acquiring any right, title and interest in any part of the Property.

                                 At the end of the Option Period whether or not the Option Exercise Date is achieved or, if the joint venture agreement and other agreements are terminated by Toucan because of a failure by HRC- Eldorado to spend at least Cdn. $2,000,000 in the first year of the Option Period or an aggregate of Cdn. $5,000,000 by the end of the Option Period, in any case, HRC-Eldorado will deliver to Toucan all information and data related to the entire Property in its possession and control and not theretofore delivered to Toucan.

3.   Operating
     Provisions
               At all times during the Option Period, HRC-Eldorado shall act as operator and shall have, inter alia, (a) possession of the Property and (b) sole and exclusive right to regulate access to the Property; provided, however, that an authorized representative of Toucan shall have access to the Property. Furthermore, Toucan shall be entitled to bring third parties on such visits at its own risk and expense. Exploration Expenditures shall include maintenance costs, if any for the Property; however, all dealings and negotiations with the Brazilian Department of Mines with regard to the Property shall be exclusively conducted by Toucan. All negotiations with occupants and/or owners of the surface rights related to the Property shall be the exclusive responsibility of HRC-Eldorado and included in Exploration



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                                 Expenditures;  provided,  however, Toucan shall
                                 be notified in advance of any such negotiations and shall have the right to have an authorized Toucan representative present. L. Clark Arnold will provide technical advice on behalf of Toucan to the settlement and carrying out of the Work Program of Exploration Expenditures to be attached to the Definitive Documents.

4.   Monthly
     Reports On the 15th of each calendar month, HRC-Eldorado shall provide a report to Toucan summarizing the activities undertaken on or with respect to the Property and the results thereof during the preceding calendar month.

5.   Option
     Property

          HRC-Eldorado shall select no more that 4 blocks aggregating 476 square miles within the Property (collectively, the "Option Property") and, on the date on which the Committed Amount has been fully expended (the "Option Exercise Date"), HRC-Eldorado shall be deemed to acquire an indirect undivided 50% right, title and interest in and to the Option Property through Brazilco (hereinafter defined). Toucan is concerned that the selection by HRC-Eldorado of the Option Property not impact adversely on its ability to develop the remaining 90% of the Property. Accordingly, Toucan suggests that a block be defined as a "parcel" having right angled corners where the distance from east to west cannot be less than 50% of the distance from north to south or vice versa.

6. Property Other than
   Option Property               The   undivided   right,   title  and
                                 interest in all Property not comprising  Option
                                 Property  shall  remain  with   Mineradora  and
                                 Toucan and exclusive possession and control of such Property shall be returned to Mineradora and Toucan on the Option Exercise Date.

7. Title Transfer   On the Option Exercise Date, an undivided right, title and interest in 100% of the Option Property shall be transferred to a corporation incorporated under the laws of Brazil
                    ("Brazilco") for the purposes of Definitive Documents. As soon as it is apparent to HRC-Eldorado that the Option
                    Exercise Date will be achieved, it shall notify Toucan and, subject to the provisions of the Definitive Documents, the Parties shall commence negotiations regarding the




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                    incorporation and  accomplishment of the title transfer to be effected to Brazilco and other matters related to Holdco and Pubco.

8.   Holding
     Companies

          Subject to the provisions of the Definitive Documents,  Brazilco shall be organized as a wholly-owned subsidiary of a corporation incorporated pursuant to the laws of the British Virgin Islands ("Holdco") and Holdco shall be organized as a wholly-owned subsidiary of a Canadian public corporation ("Pubco") incorporated pursuant to the laws of Canada or such other jurisdiction as the parties may agree.

9. Toucan Nominees
   to Holdco Board

          The  board of directors of Holdco shall initially be comprised of four
               (4) members. Each of Toucan and HRC-Eldorado shall be entitled to have two (2) representatives on the board of directors of Holdco at all times during which such Party holds twenty-five per cent (25%) or more of the issued and outstanding shares of Pubco. Each of Toucan and HRC-Eldorado shall be entitled to have one (1) representative on the board of directors of Holdco at all times during which it holds at least ten per cent (10%) but less than twenty-five per cent (25%) of the issued and outstanding shares of Pubco.

10.  Financing

          Toucan  understands  that the  financing  to be done by Pubco  for the purpose of developing the Option Property will be raised in the Canadian public markets on the best available market terms with Toucan and HRC-Eldorado being entitled to maintain their respective interest in Pubco by participating in special warrant and/or public offerings by Pubco.

11. Further
    Assurances

          Subject to the entry into of mutually acceptable Definitive Documents, each Party shall do or cause to be done in all such acts and things and execute and deliver all such deeds, transfers, assignments and instruments as the other Parties may reasonably request to give effect to the Definitive Documents and to transfer the Option Property as contemplated thereby.






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12.      Definitive
         Documents

          The Parties shall use their respective best efforts, in good faith, based upon this outline of intended terms to execute and deliver definitive documents (collectively, "Definitive Documents") including, without limitation, a formal joint venture agreement. Any such formal joint venture agreement and other possible agreements will provide usual provisions on the relationship of the parties, confidentiality of information, assignments, reporting to regulatory bodies, restrictions on termination of such agreements and disposition of any assets held by the parties. There will also be usual provisions to deal with insurance, tax elections, force majeure, currency, governing law, notices and adjacent lands and any other provisions the Parties may agree are desirable.

The Parties contemplate that Definitive Documents will be concluded within 60 days of execution and delivery of this statement of intent or such further period as they may mutually agree to.

Please signify your acceptance of this statement of intent by signing as indicated below and returning a duplicate copy of this letter, as so executed, to the attention of either of the undersigned.



Yours truly,


HRC DEVELOPMENT                                    ELDORADO GOLD
CORPORATION LTD.                                   CORPORATION



Per:      /s/ Richard Barclay                      Per:      /s/ Richard Barclay
       --------------------------                      -------------------------
       (Authorized Signing Officer)                 (Authorized Signing Officer)



The foregoing statement of intent is accepted and agreed to this 23rd day of August, 1996.


TOUCAN GOLD CORPORATION                            TOUCAN MINING LIMITED



Per:    /s/ Robert Jeffcock                        Per:    /s/ Robert Jeffcock
      ----------------------                           -------------------------
     (Authorized Signing Officer)                   (Authorized Signing Officer)





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